SUB-ITEM 77Q3

AIM SUMMIT FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 4/30/2009
FILE NUMBER:       811-1424
SERIES NO.:        19

72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $    140

        2 Dividends for a second class of open-end company shares (000's
          Omitted)
          Class P               $ 10,116
          Class Y               $      1
          Institutional Class   $     72

73A.      Payments per share outstanding during the entire current period: (form
          nnn.nnnn)
        1 Dividends from net investment income
          Class A                 0.0524

        2 Dividends for a second class of open-end company shares (form
          nnn.nnnn)
          Class P                 0.0642
          Class Y                 0.0648
          Institutional Class     0.0653

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                  3,019

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                    347
          Class C                    460
          Class P                167,859
          Class Y                    142
          Institutional Class      1,185

74V.    1 Net asset value per share (to nearest cent)
          Class A               $   8.33

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $   8.20
          Class C               $   8.19
          Class P               $   8.36
          Class Y               $   8.33
          Institutional Class   $   8.34